Exhibit 99.1

E-WASTE SYSTEMS OBTAINS LINE OF CREDIT

Funds to Aid Sourcing Streams for End-of-Life Electronics at Ohio Subsidiary

LONDON, UK & COLUMBUS, OH – 9 Mar 2012 – E-Waste Systems, Inc. (OTC BB: EWSI) announced today that it has entered into an agreement for a one (1) year, renewable line of credit for its subsidiary, E-Waste Systems (Ohio), Inc. The line of credit has a limit of $100,000.

Much of the material sourced for end-of-life electronics is obtained without charge, but there are numerous opportunities to acquire material where values are more predictable, and therefore, must be paid for.  This new line of credit will allow EWSI to selectively acquire end-of-life electronics in support of its business development and growth in sales initiatives.

EWSI’s strategy is to acquire and partner with top industry enterprises featuring innovative management teams; dedicated to providing compliant, cost-effective and environmentally-responsible services for e-waste reverse logistics and recycling. Through these partnerships and acquisitions, EWSI’s goal is to lead business development programs, including the promotion of Fair Trade E-waste solutions.

“We are pleased to obtain this line of credit for our Ohio team,” states Martin Nielson, Chairman & CEO, EWSI.

Nielson adds, “Recently, our Ohio based subsidiary became an authorized downstream source for a major U.S. electronics leasing company, and this is a prime example of how we will use this financing facility. Having funding available allows us to be more competitive in acquiring a wide range of end-of-lease electronics with the intent of refurbishing them for resale, and in obtaining other feedstock for e-waste recycling from other sources.

The one-year agreement may be extended for an additional one year term, by mutual agreement, but EWSI also retains the right to terminate it after 180 days. The executed agreement is available in EWSI’s Form 8-K filed on EDGAR.

About E-Waste Systems:

Headquartered in London, where e-waste regulations are the most stringent in the world, EWSI aims to be a leading provider of e-waste related services in key jurisdictions globally. Blumberg Associates estimates the e-waste sector at a $55B industry annually, as legislation mandates that e-waste can no longer be landfilled. OEM’s, retailers and users are increasingly responsible for end-of-life management of e-waste, while Corporate Social Responsibility demands highly compliant, professional solution providers. The collection and recovery industry is also highly fragmented and EWSI considers these elements as an attractive environment for its buy, build, and upgrade strategy. Visit www.ewastesystems.com to learn more.

Forward-Looking Statement:

Herein, regarding EWSI’s future results or actions, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect”, etc. are’ forward-looking statements’ within the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933 and the Securities Exchange Act of 1934 and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially, including, but not limited to, future capital needs, changes, delays, or market acceptance.

Media Contact:

LHA Media
Adam Handelsman
212.838.3777
ahandelsman@lhai.com